Exhibit 1.1


       [Letterhead of Braden, Bennink, Goldstein, Gazaway & Company, PLLC]

August  27,  1998

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Gentlemen:

     As independent auditors for Adair International Oil and Gas, Inc. for the year ended May 31, 1998, we have endeavored, with the full cooperation of the Company, to obtain the necessary information to meet the filing requirements of Form 10-KSB, both as to form and timeliness. We will not have sufficient time to complete our examination by the August 31,1998 required filing date of the Company's Form 10-KSB. We have not received independent oil and gas reserve reports from third parties on the Company's foreign reserves, nor have we obtained all required confirmations. In addition, other matters regarding the status of international oil and gas properties have not been fully resolved. Because of these uncertainties, we cannot estimate the amount of changes.

Very  truly  yours,

/s/  John  A.  Braden